Exhibit 99.1

P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

— News Release —

CALGON CARBON ANNOUNCES THIRD QUARTER RESULTS

Lower Sales, Hurricane Katrina and Inflationary Costs Affected Results

PITTSBURGH, PA — October 24, 2005 – Calgon Carbon Corporation (NYSE: CCC) announced results for the third quarter ended September 30, 2005.

Sales for the third quarter were $76.9 million versus third quarter 2004 sales of $83.0 million, a decrease of 7.3%. The company reported a net loss of $0.7 million for the third quarter of 2005, as compared to net income of $1.3 million for the third quarter of 2004. For the third quarter of 2005, the company reported a net loss per common share on a diluted basis of $0.02, versus earnings per share on a diluted basis of $0.03 for the third quarter of 2004.

For the third quarter of 2005, sales from the Activated Carbon and Service segment declined 4.1% versus the comparable period in 2004. Sales in the third quarter of 2005 were adversely affected by customer delays in certain markets, non-replacement of 2004 business, and sales losses due to Hurricane Katrina.

Equipment sales declined 29.5% in the third quarter of 2005 as compared to the third quarter of 2004. The decline was due to lower demand for ISEP® and solvent recovery systems. The decrease was partially offset by strong sales of carbon adsorption equipment in the U.S.

A 12.0% increase in Consumer sales for the third quarter of 2005 was attributable to higher demand for the company’s PreZerve® products and carbon cloth.

Consolidated gross profit before depreciation and amortization as a percentage of sales for the third quarter of 2005 was 23.8% as compared to 27.4% for the comparable period in 2004. The decrease was due to increases in the cost of freight, natural gas, coal, outsourced products, and chemicals versus the third quarter of 2004. The idling of the Pearl River plant due to Hurricane Katrina and associated additional costs to deliver products to customers also had an adverse impact on gross profit in the third quarter of 2005.

Operating expenses for the third quarter of 2005 increased by 18.0% versus the third quarter of 2004. The increase included higher litigation and employee-related expenses than in the third quarter of 2004. It also included non-recoverable losses for damage to the company’s Pearl River plant by Hurricane Katrina.

Results for the third quarter of 2005 also included tax benefits totaling $4.6 million. Of that amount, $2.2 million related to the reversal of tax contingency accruals due to legal statutes expiring in the period.

Sales for the nine months ended September 30, 2005 were $256.7 million, versus $251.4 million for the comparable period in 2004, an increase of 2.1%. Year to date, foreign currency translation had a positive impact of $2.9 million on sales.

For the nine months ended September 30, 2005, the company reported a net loss of $0.9 million, which included an impairment charge of $2.2 million for the cancellation of the construction of a reactivation facility on the U.S. Gulf Coast and $1.3 million in severance related charges. For the nine months ended September 30, 2004, the company reported net income of $5.0 million. For the nine months ended September 30, 2005, the company reported a net loss per common share on a fully diluted basis of $0.02, versus earnings per share on a fully diluted basis of $0.13 for the comparable period in 2004.

Calgon Carbon also stated that as of September 30, 2005, the company is in technical violation of one of the financial covenants in its U.S. credit facility. The company is in discussions with its lenders to obtain a waiver.

Calgon Carbon’s board of directors did not declare a quarterly dividend.

Commenting on the quarter, John Stanik, president and chief executive officer of Calgon Carbon said, “We expected the third quarter to be difficult, with some decline in sales and continued inflationary pressures. Hurricane Katrina and a lower level of sales than we anticipated added some complex issues that could not be fully resolved during the quarter.

In order to address those issues and improve the company’s performance, we are continuing to execute our re-engineering plan, which has been modified to reflect the new challenges that emerged in the third quarter. We are also filing claims with our insurance carrier to recover property and business interruption losses resulting from Hurricane Katrina. We expect to re-start the Pearl River plant in November.”

In addition, in October 2005 the company’s joint-venture company, Calgon Mitsubishi Chemical Corporation, decided to close its activated carbon production facility in Kurosaki, Japan. It is expected to result in an after-tax charge in the fourth quarter of 2005 of $1.9 million. However, it is also expected to result in increased carbon sales from Calgon Carbon to the joint venture and increased profitability of the joint venture.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,100 people at 16 operating facilities and 27 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

###

For more information, contact Gail Gerono at 412 787-6795.

Calgon Carbon Corporation

Condensed Consolidated Statement of Income

(Dollars in thousands except per share data)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net Sales	$76,928	$82,997	$256,655	$251,366

Cost of Products Sold	58,640	60,234	189,956	179,623
Depreciation and Amortization	5,365	5,656	16,871	16,812
Selling, Administrative & Research	16,803	14,237	49,542	45,829
Gulf Coast Impairment Charge	—	—	2,158	—
Restructuring Charge	65	—	423	—

	80,873	80,127	258,950	242,264

Income (Loss) from Operations	(3,945)	2,870	(2,295)	9,102
Interest Income (Expense) - Net	(1,083)	(770)	(3,020)	(1,903)
Other Income (Expense) - Net	(634)	(895)	(1,240)	(2,583)

Income (Loss) Before Income Taxes, Equity Income and Minority Interest	(5,662)	1,205	(6,555)	4,616
Provision (Benefit) for Income Tax	(4,599)	(103)	(4,676)	546

Income (Loss) Before Equity Income and Minority Interest	(1,063)	1,308	(1,879)	4,070
Equity Income from Equity Investments	397	(69)	1,020	848
Minority Interest	—	27	—	48

Net Income (Loss)	$(666)	$1,266	$(859)	$4,966

Net Income (Loss) per Common Share Basic and Diluted	$(.02)	$.03	$(.02)	$.13

Weighted Average Shares Outstanding (Thousands)
Basic	39,569	39,054	39,421	39,038
Diluted	40,097	39,367	40,017	39,352

Calgon Carbon Corporation

Segment Data

Segment Sales	3Q05	3Q04	YTD 2005	YTD 2004
Carbon and Service	57,934	60,392	181,167	183,874
Equipment	10,744	15,239	40,519	39,909
Consumer	8,250	7,366	34,969	27,583

Total Sales (thousands)	$76,928	$82,997	$256,655	$251,366

Segment

Operating Income (loss)*	3Q05	3Q04	YTD 2005	YTD 2004
Carbon and Service	3,243	8,302	14,353	24,980
Equipment	(1,452)	379	(687)	(854)
Consumer	(306)	(155)	3,491	1,788

Total Income from operations (thousands)	$1,485	$8,526	$17,157	$25,914

*	Before depreciation, amortization, and restructuring charges

Calgon Carbon Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands)

(Unaudited)

	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$8,179	$8,780
Receivables	54,361	61,598
Inventories	68,751	64,843
Other current assets	20,308	23,874

Total current assets	151,599	159,095
Property, plant and equipment, net	114,305	129,285
Other assets	72,591	75,518

Total assets	$338,495	$363,898

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Other current liabilities	$51,687	$63,409

Total current liabilities	51,687	63,409
Long-term debt *	86,203	84,600
Other liabilities	37,905	48,018

Total liabilities	175,795	196,027
Minority interest	—	—
Total shareholders’ equity	162,700	167,871

Total liabilities and shareholders’ equity	$338,495	$363,898

*	$86.2 million of debt is currently classified as long-term debt. If a long-term waiver is not obtained by the filing of the Company’s 10-Q, the long-term debt will be reclassified to short-term debt.